EQUITY EXCHANGE AGREEMENT, dated as of December 31, 2010 (the “Agreement”), among VINYL PRODUCTS, INC., a Nevada corporation (“VPI”), BRACKIN O’CONNOR LLC, an Arizona limited liability company (the “Company”), and THE MEMBERS OF THE COMPANY IDENTIFIED IN SCHEDULE A HERETO (the “Company Members”).

WHEREAS the Company Members are owners of 100% of the issued and outstanding membership interests in the Company (the “Company Interests”); and

WHEREAS VPI desires to acquire the Company Interests in exchange for an aggregate of 20,000,000 authorized, but unissued, shares of Common Stock, par value $0.0001 per share, of VPI (the “VPI Shares”), and the Company Members desire to exchange the Company Interests for the VPI Shares; and

WHEREAS, prior to the date hereof, the board of directors of VPI and the Company Members have, approved and adopted this Agreement; and

WHEREAS, simultaneously with the execution and delivery hereof, Garabed Khatchoyan and Gordon Knott (collectively, the “VFC Buyers”), and VPI are executing and delivering the Stock Purchase Agreement, dated as of the date hereof, pursuant to which VPI will, among other things, sell to the VFC Buyers of all of the outstanding capital stock of The Vinyl Fence Company, Inc., a California corporation (“VFC”) and VFC Franchise Corp., a California corporation (“VFC Franchise” in exchange for (a)  20,000,000 shares of Common Stock of VPI, and (b) the assumption by the VFC Buyers of all of the liabilities of VPI relating to periods prior to the Closing (as defined below), other than liabilities of the Company.

NOW, THEREFORE, in consideration of the premises and mutual representations, warranties and covenants herein contained, the parties hereby agree as follows:

ARTICLE I
DEFINITIONS

Section 1.01    Definitions.

(a)  The following terms, as used herein, have the following meanings:

“Lien” means, with respect to any asset, any mortgage, lien, pledge, charge, security interest or encumbrance of any kind in respect of such asset.

 “Person” means an individual, a corporation, a partnership, an association, a trust or other entity or organization, including a government or political subdivision or an agency or instrumentality thereof.

"Taxes" means all taxes, assessments and governmental charges imposed by any federal, state, county, local or foreign government, taxing authority, subdivision or agency thereof, including interest, penalties or additions thereto.

(b)  Each of the following terms is defined in the Section set forth opposite such term:

Term	Section
Closing	2.02
Commission Documents	3.06
Company	Recitals
Company Interests	Recitals
Company Members	Recitals
Governmental Entity	3.04
Material Adverse Effect	3.01
Post-Closing Filings	6.04(b)
Securities Act	2.02
VFC	Recitals
VFC Franchise	Recitals
VPI	Recitals
VPI Balance Sheet	3.08
VPI Common Stock	3.02
VPI Shares	Recitals

ARTICLE 2
ACQUISITION AND EXCHANGE

Section 2.01   Exchange of Equity.  Upon the terms and subject to the conditions of this Agreement, VPI will acquire the Company Interests in exchange for the VPI Shares at the Closing.

Section 2.02   Closing.  The closing (the “Closing”) of the acquisition of the Company Interests hereunder shall take place at the offices of the Company in San Juan Capistrano, California as soon as possible, but in no event later than three business days, after the satisfaction of the conditions set forth in Article VII, or at such other time or place as VPI and the Company may agree.  At the Closing,

(a)  VPI will deliver to the Company Members or their designees, stock certificates representing the VPI Shares in accordance with Schedule A hereto.

(b) The Company Members will assign and deliver to VPI, the Company Interests, so as to make VPI the holder thereof, free and clear of all Liens.

All VPI Shares to be issued hereunder shall be deemed “restricted securities” as defined in paragraph (a) of Rule 144 under the Securities Act of 1933, as amended (the “Securities Act”).  All VPI Shares to be issued under the terms of this Agreement shall be issued pursuant to an exemption from the registration requirements of the Securities Act, under Section 4(2) of the Securities Act and the rules and regulations promulgated thereunder.  Certificates representing the VPI Shares to be issued hereunder shall bear a restrictive legend in substantially the following form:

The shares represented by this certificate have not been registered under the Securities Act of 1933, as amended, and may not be offered for sale, sold, or otherwise disposed of, except in compliance with the registration provisions of such Act or pursuant to an exemption from such registration provisions, the availability of which is to be established to the satisfaction of the Company.

ARTICLE III
REPRESENTATIONS AND WARRANTIES OF VPI

VPI hereby represents and warrants to the Company and the Company Members that:

Section 3.01   Organization.  VPI is a corporation duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation and has all requisite power and authority to own, lease and operate its properties and to carry on its business as now being conducted.  VPI is duly qualified or licensed and in good standing to do business in each jurisdiction in which the property owned, leased or operated by it or the nature of the business conducted by it makes such qualification or licensing necessary, except in such jurisdictions where the failure to be so duly qualified or licensed and in good standing would not in the aggregate have a material adverse effect on the business, operations or financial condition (a “Material Adverse Effect”) on VPI.  VPI has heretofore delivered to the Company accurate and complete copies of the Articles of Incorporation and Bylaws, as currently in effect, of VPI.

Section 3.02    Capitalization.

(a)  The authorized capital stock of VPI consists of (i) 100,000,000 shares of common stock, par value $.0001 per share (“VPI Common Stock”), of which, as of the date hereof, 20,064,000 were issued and outstanding and (ii) 10,000,000 shares of preferred stock, par value $.0001 per share, of which, as of the date hereof, none were issued and outstanding.  All the issued and outstanding shares of VPI Common Stock are validly issued, fully paid and nonassessable and free of preemptive rights.  Except as set forth above, there are not now, and at the Closing Date there will not be, any shares of capital stock (or securities substantially equivalent to capital stock) of VPI issued or outstanding or any subscriptions, options, warrants, calls, rights, convertible securities or other agreements or commitments of any character obligating VPI to issue, transfer or sell any of its securities.

(b)  Other than VFC and VFC Franchise, VPI does not own, directly or indirectly, any capital stock or other equity securities of any corporation or have any direct or indirect equity or ownership interest in any business.

Section 3.03    Corporate Authorization.  The execution, delivery and performance by VPI of this Agreement and the consummation by VPI of the transactions contemplated hereby are within VPI’s corporate powers and have been duly authorized by all necessary corporate action of VPI.  This Agreement has been duly and validly executed and delivered by VPI and constitutes a valid and binding agreement of VPI, enforceable against VPI in accordance with its terms.

Section 3.04    Governmental Authorization; Consents.

(a)  The execution, delivery and performance by VPI of this Agreement require no action by or in respect of, or filing with, any governmental body, agency, official or authority (a “Governmental Entity”).

(b)  No consent, approval, waiver or other action by an Person (other than any Governmental Entity referred to in (a) above) under any contract, agreement, indenture, lease, instrument, or other document to which VPI is a party or by which either of them is bound is required or necessary for the execution, delivery and performance of this Agreement by VPI or the consummation of the transactions contemplated hereby.

Section 3.05   Non-Contravention.  The execution, delivery and performance by VPI of this Agreement do not and will not (i) contravene or conflict with the articles of incorporation or bylaws of VPI, (ii) contravene or conflict with or constitute a violation of any provision of any law, regulation, judgment, injunction, order or decree binding upon or applicable to VPI; (iii) constitute a default under or give rise to any right of termination, cancellation or acceleration of any right or obligation of VPI or to a loss of any benefit to which VPI is entitled under any provision of any agreement, contract, or other instrument binding upon VPI or any license, franchise, permit or other similar authorization held by VPI or (iv) result in the creation or imposition of any Lien on any asset of VPI.

Section 3.06  Commission Documents, Financial Statements.  The Common Stock of VPI is registered pursuant to Section 12(b) or 12(g) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and VPI has timely filedall reports, schedules, forms, statements and other documents required to be filed by it with the Commission since November 20, 2008 (the date on which VPI, formerly Red Oak Concepts, Inc., acquired all of the outstanding shares of common stock of VFC through a reverse merger) pursuant to the reporting requirements of the Exchange Act (all of the foregoing including filings incorporated by reference therein being referred to herein as the “Commission Documents”).  At the times of their respective filings, based on the knowledge of the president and the chief financial officer of VPI, the Form 10-Q for the fiscal quarter ended September 30, 2010 (the “Form 10-Q”) and the Form 10-K for the fiscal year ended December 31, 2009, as amended (the “Form 10-K”) complied in all material respects with the requirements of the Exchange Act and the rules and regulations of the Commission promulgated thereunder, and the Form 10-Q and Form 10-K did not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading.  As of their respective dates, the financial statements of VPI included in the Commission Documents complied as to form in all material respects with applicable accounting requirements and the published rules and regulations of the Commission.  Such financial statements have been prepared in accordance with generally accepted accounting principles applied on a consistent basis during the periods involved (except (i) as may be otherwise indicated in such financial statements or the notes thereto or (ii) in the case of unaudited interim statements, to the extent they may not include footnotes or may be condensed or summary statements), and fairly present in all material respects the financial position of VPI and its subsidiaries as of the dates thereof and the results of operations and cash flows for the periods then ended (subject, in the case of unaudited statements, to normal year-end audit adjustments).

Section 3.07   Absence of Certain Changes.  Since September 30, 2010, except as disclosed in the Commission Documents or on Section 3.07 of the VPI Disclosure Schedule, VPI has conducted its business in the ordinary course consistent with past practices and there has not been any material adverse change in the business, operations, properties, prospects or financial condition of VPI and its subsidiaries, taken as a whole.

Section 3.08    No Undisclosed Liabilities.  There are no material liabilities of VPI of any kind whatsoever, whether accrued, contingent, absolute, determined, determinable or otherwise, and there is no existing condition, situation or set of circumstances which could reasonably be expected to result in such a liability, other than:

(a)  Liabilities disclosed or provided for in the unaudited balance sheet of VPI as of September 30, 2010 (the “VPI Balance Sheet”) previously delivered to the Company;

(b)  Liabilities incurred in the ordinary course of business consistent with past practice since the VPI Balance Sheet Date, which in the aggregate are not material to VPI; and

(c)  Liabilities not required under generally accepted accounting principles to be shown on the VPI Balance Sheet for reasons other than the contingent nature thereof or the difficulty of determining the amount thereof.

Section 3.09    Properties. Except for the capital stock of VFC and VFC Franchise and the property and assets set forth in Section 3.09 of the VPI Disclosure Schedule, VPI does not own, lease  or otherwise hold any property and assets (whether real or personal, tangible or intangible).

Section 3.10   Contracts and Commitments.   Except for agreements, contracts, plans, leases, arrangements or commitments set forth in Section 3.10 of the VPI Disclosure Schedule, VPI is not a party to or subject to any agreement, contract, plan, lease, arrangement or commitment that provides for monetary obligations to VPI in excess of $25,000 per year.

Section 3.11   Litigation.  Except as disclosed in Section 3.11 of the VPI Disclosure Schedule, there is no action, suit, investigation, proceeding, review pending against, or to the knowledge of VPI threatened against or affecting, VPI or any of its properties before any court or arbitrator or any Governmental Entity which, in the aggregate, are reasonably likely to have a Material Adverse Effect of VPI or materially delay the transactions contemplated hereby.

Section 3.12   Compliance with Laws.  Not applicable, as VPI is not an operatinig company] The business of VPI is not being conducted in violation of any applicable law, ordinance, rule, regulation, decree or order of any Governmental Entity, except for violations which in the aggregate do not and would not reasonably be expected to have a Material Adverse Effect of VPI.

Section 3.13   Taxes.  Except as set forth in Section 3.13 of the VPI Disclosure Schedule, VPI has duly filed all material federal, state, local and foreign tax returns required to be filed by it with respect to fiscal years 2008 and 2009, and VPI has duly paid, caused to be paid or made adequate provision for the payment of all Taxes required to be paid in respect of the periods covered by such returns and has made adequate provision for payment of all Taxes anticipated to be payable in respect of all calendar periods since the periods covered by such returns.  All deficiencies and assessments asserted as a result of IRS examinations or other audits by federal, state, local or foreign taxing authorities have been paid, fully settled or adequately provided for in the financial statements of VPI, and no issue or claim has been asserted for Taxes by any taxing authority for any prior period, the adverse determination of which would result in a deficiency which would have a Material Adverse Effect of VPI, other than those heretofore paid or provided for.  Except as set forth in Section 3.13 of the VPI Disclosure Schedule, there are no outstanding agreements or waivers extending the statutory period of limitation applicable to any federal or foreign income tax return of VPI or its subsidiaries.

Section 3.14  Finders’ Fees.  There is no investment banker, broker, finder or other intermediary which has been retained by or is authorized to act on behalf of VPI who might be entitled to any fee or commission from the Company, VPI or any of their respective affiliates upon consummation of the transactions contemplated by this Agreement.

Section 3.15  Employees.  Except as set forth in Section 3.15 of the VPI Disclosure Schedule, VPI does not (a) have any employees, or (b) have, or contribute to, any pension, profit-sharing, option, other incentive plan, or any other type of Employee Benefit Plan (as defined in Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended), or (c) have any obligation to or customary arrangement with former employees for bonuses, incentive compensation, vacations, severance pay, sick pay, sick leave, insurance, service award, relocation, disability, tuition refund, or other benefits, whether oral or written.

Section 3.16  Questionable Payments.  Neither VPI, nor any director, officer, agent, employee, or other person associated with, or acting on behalf of, VPI, nor any stockholder of VPI has, directly or indirectly:  used any corporate funds for unlawful contributions, gifts, entertainment, or other unlawful expenses relating to political activity; made any unlawful payment to foreign or domestic government officials or employees or to foreign or domestic political parties or campaigns from corporate funds; violated any provision of the Foreign Corrupt Practices Act of 1977, as amended; or made any bribe, rebate, payoff, influence payment, kickback, or other unlawful payment.

Section 3.17  Validity of VPI Shares to be Issued.   The shares of VPI Shares to be issued at the Closing are validly authorized and, when the such VPI Shares have been duly delivered pursuant to the terms of this Agreement, such VPI Shares will be validly issued, fully paid, and nonassessable and will not have been issued, owned or held in violation of any preemptive or similar right of stockholder.

 Section 3.18  Completeness of Disclosure.  No representation or warranty by VPI in this Agreement contains or, and at the Closing Date will contain, an untrue statement of material fact or omits or, at the Closing Date, will omit to state a material fact required to be stated therein or necessary to make the statements made not misleading.

ARTICLE IV
REPRESENTATIONS AND WARRANTIES OF THE COMPANY

The Company hereby represents and warrants to VPI that:

Section 4.01    Organization.  The Company is duly organized, validly existing and in good standing under the laws of the jurisdiction of its organization and has all requisite power and authority to own, lease and operate its properties and to carry on its business as now being conducted.  The Company is duly qualified or licensed and in good standing to do business in each jurisdiction in which the property owned, leased or operated by it or the nature of the business conducted by it makes such qualification or licensing necessary, except in such jurisdictions where the failure to be so duly qualified or licensed and in good standing would not in the aggregate have a Material Adverse Effect on the Company.  The Company has heretofore delivered to VPI accurate and complete copies of the organizational documents, as currently in effect, of the Company.

Section 4.02    Capitalization.

(a)  Except for the Company Interests, there are not now, and at the Closing Date there will not be, any equity interests of the Company issued or outstanding or any subscriptions, options, warrants, calls, rights, convertible securities or other agreements or commitments of any character obligating the Company to issue, transfer or sell any of its equity interests.

(b)  The Company does not own, directly or indirectly, any capital stock or other equity securities of any corporation or have any direct or indirect equity or ownership interest in any business.

Section 4.03    Authorization.  The execution, delivery and performance by the Company of this Agreement and the consummation by the Company of the transactions contemplated hereby are within the Company’s organizational powers and have been duly authorized by all necessary action of the Company.  This Agreement has been duly and validly executed and delivered by the Company and constitutes a valid and binding agreement of the Company, enforceable against the Company in accordance with its terms.

Section 4.04    Governmental Authorization; Consents.

(a)  The execution, delivery and performance by the Company of this Agreement require no action by or in respect of, or filing with, any Governmental Entity.

(b)  No consent, approval, waiver or other action by an Person (other than any Governmental Entity referred to in (a) above) under any contract, agreement, indenture, lease, instrument, or other document to which the Company is a party or by which either of them is bound is required or necessary for the execution, delivery and performance of this Agreement by the Company or the consummation of the transactions contemplated hereby.

Section 4.05   Non-Contravention.  The execution, delivery and performance by the Company of this Agreement do not and will not (i) contravene or conflict with the organizational documents of the Company, (ii) contravene or conflict with or constitute a violation of any provision of any law, regulation, judgment, injunction, order or decree binding upon or applicable to the Company; (iii) constitute a default under or give rise to any right of termination, cancellation or acceleration of any right or obligation of the Company or to a loss of any benefit to which the Company is entitled under any provision of any agreement, contract, or other instrument binding upon the company or any license, franchise, permit or other similar authorization held by the Company or (iv) result in the creation or imposition of any Lien on any asset of the Company.

Section 4.06   No Undisclosed Liabilities.  To the knowledge of the Company, there are no material liabilities of the Company of any kind whatsoever, whether accrued, contingent, absolute, determined, determinable or otherwise, and there is no existing condition, situation or set of circumstances which could reasonably be expected to result in such a liability, other than:

 (a)  Liabilities incurred in the ordinary course of business, which in the aggregate are not material to the Company; and

(b)  Liabilities not required under generally accepted accounting principles to be shown on a balance sheet for reasons other than the contingent nature thereof or the difficulty of determining the amount thereof.

Section 4.07   Properties. Except for the property and assets set forth in Section 4.07 of the Company Disclosure Schedule, the Company does not own, lease  or otherwise hold any property and assets (whether real or personal, tangible or intangible).

Section 4.08   Contracts and Commitments. The Company is not a party to or subject to any agreement, contract, plan, lease, arrangement and commitment.

Section 4.09   Litigation. There is no action, suit, investigation, proceeding, review pending against, or to the knowledge of the Company threatened against or affecting, the Company or any of its properties before any court or arbitrator or any Governmental Entity which, in the aggregate, are reasonably likely to have a Material Adverse Effect of the company or materially delay the transactions contemplated hereby.

Section 4.10   Compliance with Laws; No Defaults.  The business of the Company is not being conducted in violation of any applicable law, ordinance, rule, regulation, decree or order of any Governmental Entity, except for violations which in the aggregate do not and would not reasonably be expected to have a Material Adverse Effect of the Company.

Section 4.11   Taxes.  The Company has duly filed all material federal, state, local and foreign tax returns required to be filed by it with respect to fiscal year 2009 and 2008, and the Company has duly paid, caused to be paid or made adequate provision for the payment of all Taxes required to be paid in respect of the periods covered by such returns and has made adequate provision for payment of all Taxes anticipated to be payable in respect of all calendar periods since the periods covered by such returns.  All deficiencies and assessments asserted as a result of such examinations or other audits by federal, state, local or foreign taxing authorities have been paid, fully settled or adequately provided for in the financial statements of the Company, and no issue or claim has been asserted for Taxes by any taxing authority for any prior period, the adverse determination of which would result in a deficiency which would have a Material Adverse Effect of the Company, other than those heretofore paid or provided forThere are no outstanding agreements or waivers extending the statutory period of limitation applicable to any federal or foreign income tax return of the Company.

Section 4.12   Finders’ Fees.  There is no investment banker, broker, finder or other intermediary which has been retained by or is authorized to act on behalf of the Company who might be entitled to any fee or commission from the Company, VPI or any of their respective affiliates upon consummation of the transactions contemplated by this Agreement.

Section 4.13   Employees. The Company does not (a) have any employees, or (b) have, or contribute to, any pension, profit-sharing, option, other incentive plan, or any other type of Employee Benefit Plan (as defined in Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended), or (c) have any obligation to or customary arrangement with former employees for bonuses, incentive compensation, vacations, severance pay, sick pay, sick leave, insurance, service award, relocation, disability, tuition refund, or other benefits, whether oral or written.

Section 4.14  Questionable Payments.  Neither the Company, nor any director, officer, agent, employee, or other person associated with, or acting on behalf of, the Company, nor any Company Member has, directly or indirectly:  used any corporate funds for unlawful contributions, gifts, entertainment, or other unlawful expenses relating to political activity; made any unlawful payment to foreign or domestic government officials or employees or to foreign or domestic political parties or campaigns from corporate funds; violated any provision of the Foreign Corrupt Practices Act of 1977, as amended; or made any bribe, rebate, payoff, influence payment, kickback, or other unlawful payment.

 Section 4.15  Completeness of Disclosure.  No representation or warranty by the Company in this Agreement contains or, and at the Closing Date will contain, an untrue statement of material fact or omits or, at the Closing Date, will omit to state a material fact required to be stated therein or necessary to make the statements made not misleading.

ARTICLE V
REPRESENTATIONS AND WARRANTIES OF COMPANY MEMBERS

The Company Members hereby represent and warrant to VPI that:

Section 5.01    Authority.  The Company Members have approved this Agreement and duly authorized the execution and delivery hereof.  The Company Members have full power and authority to execute, deliver, and perform this Agreement and the transactions contemplated hereby and in connection herewith.

Section 5.02    Ownership of Company Interests.  The Company Members own beneficially all of the Company Interests.  The Company Members have full power and authority to transfer the Company Interests to VPI under, pursuant to, and in accordance with, this Agreement, and such shares are free and clear of any Liens and such shares are not subject to any claims as to the ownership thereof, or any rights, powers or interest therein, by any third party and are not subject to any preemptive or similar rights of stockholders.

Section 5.04    Investment Representations and Covenants.

(i)       The Company Members represent that they are acquiring the VPI Shares for their own accounts and for investment only and not with a view to distribution or resale thereof within the meaning of such phrase as defined under the Securities Act.  The Company Members shall not dispose of any part or all of such VPI Shares in violation of the provisions of the Securities Act and the rules and regulations promulgated under the Securities Act by the Securities and Exchange Commission and all applicable provisions of state securities laws and regulations.

(ii)      The certificate or certificates representing the shares of VPI Shares shall bear a legend in substantially the form set forth in Section 2.02 hereof.

(iii)     The Company Members acknowledge being informed that the VPI Shares shall be unregistered, shall be “restricted securities” as defined in paragraph (a) of Rule 144 under the Securities Act, and must be held indefinitely unless (a) they are subsequently registered under the Securities Act, or (b) an exemption from such registration is available.  The Company Members further acknowledge that VPI does not have an obligation to currently register such securities for the account of Company Members.

(iv)     The Company Members acknowledge that they have been afforded access to all material information which they have requested relevant to their decision to acquire the VPI Shares and to ask questions of VPI’s management and that, except as set forth herein, neither VPI nor anyone acting on behalf of VPI has made any representations or warranties to the Company Members which have induced, persuaded, or stimulated the Company Members to acquire such VPI Shares.

(v)      Either alone, or together with their investment advisor(s), the Company Members have the knowledge and experience in financial and business matters to be capable of evaluating the merits and risks of the prospective investment in the VPI Shares, and the Company Members are and will be able to bear the economic risk of the investment in such VPI Shares.

ARTICLE VI
COVENANTS

Section 6.01   Covenants of VPI.  VPI agrees that:

(a)   Conduct of VPI.  During the period from the date of this Agreement and continuing until the Closing Date, VPI shall conduct its business in the ordinary course consistent with past practices and use its best efforts to preserve intact its business organizations and relationships with third parties and to keep available the services of its present officers and employees.  Without limiting the generality of the foregoing, from the date hereof until the Closing Date, VPI will not:

(i)  Adopt or propose any change in its certificate of incorporation or bylaws, except for those bylaw amendments contemplated by this Agreement and the related transactions;

(ii)  Merge or consolidate with any other Person or acquire a material amount of assets of any other Person;

(iii)  Pay, discharge or satisfy any claims, liabilities or obligations (absolute, accrued, asserted or unasserted, contingent or otherwise), other than (i) the payment, discharge or satisfaction in the ordinary course of business consistent with past practice or in accordance with their terms, of liabilities reflected or reserved against in, or contemplated by, the VPI Balance Sheet (or the notes thereto) or incurred in the ordinary course of business consistent with past practice, or (ii) payments made in accordance with Settlement Agreements, if any, that have been listed on the VPI Disclosure Schedule;

(iv) Except as expressly permitted by this Agreement, sell, lease, license or otherwise dispose of any material assets or properties except (A) pursuant to existing contracts or commitments and (B) in the ordinary course of business consistent with past practice; or

(v)  Agree or commit to do any of the foregoing.

VPI will not (i) take or agree or commit to take any action that would make any representation and warranty of VPI inaccurate in any respect at, or as of any time prior to, the Closing Date, (ii) omit or agree or commit to omit to take any action necessary to prevent any such representation or warranty from being inaccurate in any respect at any such time, or (iii) make any agreement or reach any understanding not approved in writing by VPI as a condition for obtaining any consent, authorization, approval, order, license, certificate, or permit required for the consummation of the transactions contemplated by this Agreement.

(b)  Board of Directors of VPI.   Effective at the Closing, the Board of Directors of VPI shall take all required corporate action to cause the Board of Directors of VPI to consist of four members and to appoint Doug Brackin and Keith Moore as additional members of the Board of Directors.

 (c)  Access to Information.  Upon reasonable notice and subject to restrictions contained in confidentiality agreements to which such party is subject (from which such party shall use reasonable efforts to be released), VPI shall afford to the officers, employees, accountants, counsel and other representatives of the Company, access, during normal business hours during the period prior to the Closing, to all of VPI’s properties, books, contracts, commitments and records and, during such period, VPI shall furnish promptly to the other all information concerning the Company’s business, properties and personnel as the Company may reasonably request.

(d)   Confidentiality.  Prior to the Closing Date and after any termination of this Agreement, VPI and its affiliates will hold, an will use best efforts to cause their respective officers, directors, employees, accountants, counsel, consultants, advisors and agents to hold, in confidence, unless compelled to disclose by judicial or administrative process or by other requirements of law, all confidential documents and information concerning the Company furnished to VPI or its affiliates in connection with the transaction contemplated by this Agreement, except to the extent that such information can be shown to have been (i) previously known on a nonconfidential basis by VPI, (ii) in the public domain through no fault of VPI or (iii) later lawfully acquired by VPI from sources other than the Company or the Company Members; provided that VPI may disclose such information to its officers, directors, employees, accountants, counsel, consultants, advisors and agents in connection with the transactions contemplated by this Agreement so long as such Persons are informed by VPI of the confidential nature of such information and are directed by VPI to treat such information confidentially.  The obligation of VPI and its affiliates to hold such information in confidence shall be satisfied if they exercise the same care with respect to such information as they would take to preserve the confidentiality of their own similar information.  If this Agreement is terminated, VPI and its affiliates will, and will use best efforts to cause their respective officers, directors, employees, accountants, counsel, consultants, advisors and agents to, destroy or deliver to the Company, upon request, all documents and other materials, and all copies thereof, obtained by VPI and its affiliates or on their behalf from the Company or the Company Members in connection with this Agreement that are subject to such confidence.

Section 6.02  Covenants of the Company.  The Company agrees that:

(a)   Conduct of the Company.  During the period from the date of this Agreement and continuing until the Closing Date, the Company shall conduct its business in the ordinary course consistent with past practices and to use its best efforts to preserve intact its business organizations and relationships with third parties and to keep available the services of its present officers and employees.  Without limiting the generality of the foregoing, from the date hereof until the Closing Date, the Company will not:

(i)  Adopt or propose any change in its articles of organization;

(ii)  Merge or consolidate with any other Person or acquire a material amount of assets of any other Person;

(iii)  Pay, discharge or satisfy any claims, liabilities or obligations (absolute, accrued, asserted or unasserted, contingent or otherwise), other than the payment, discharge or satisfaction in the ordinary course of business consistent with past practice or in accordance with their terms, of incurred in the ordinary course of business consistent with past practice;

(iv) Except as expressly permitted by this Agreement, sell, lease, license or otherwise dispose of any material assets or properties except (A) pursuant to existing contracts or commitments and (B) in the ordinary course of business consistent with past practice; or

(v)  Agree or commit to do any of the foregoing.

The Company will not (i) take or agree or commit to take any action that would make any representation and warranty of the Company inaccurate in any respect at, or as of any time prior to, the Closing Date, (ii) omit or agree or commit to omit to take any action necessary to prevent any such representation or warranty from being inaccurate in any respect at any such time or (iii) make any agreement or reach any understanding not approved in writing by VPI as a condition for obtaining any consent, authorization, approval, order, license, certificate, or permit required for the consummation of the transactions contemplated by this Agreement.

(b)  Access to Information.  Upon reasonable notice and subject to restrictions contained in confidentiality agreements to which such party is subject (from which such party shall use reasonable efforts to be released), the company shall afford to the officers, employees, accountants, counsel and other representatives of VPI, access, during normal business hours during the period prior to the Closing, to all of the Company’s properties, books, contracts, commitments and records and, during such period, the Company shall furnish promptly to the other all information concerning the Company’s business, properties and personnel as VPI may reasonably request, in each case, to the extent necessary to permit VPI to determine any matter relating to its rights and obligations hereunder or to any period ending on or before the Closing Date.

(c)  Confidentiality.  Prior to the Closing Date and after any termination of this Agreement, the Company and its affiliates will hold, an will use best efforts to cause their respective officers, directors, employees, accountants, counsel, consultants, advisors and agents to hold, in confidence, unless compelled to disclose by judicial or administrative process or by other requirements of law, all confidential documents and information concerning VPI furnished to the Company or its affiliates in connection with the transaction contemplated by this Agreement, except to the extent that such information can be shown to have been (i) previously known on a nonconfidential basis by the Company, (ii) in the public domain through no fault of the Company or (iii) later lawfully acquired by the Company from sources other than VPI; provided that the  Company may disclose such information to its officers, directors, employees, accountants, counsel, consultants, advisors and agents in connection with the transactions contemplated by this Agreement and to its lenders in connection with obtaining the financing for the transactions contemplated by this Agreement so long as such Persons are informed by the Company of the confidential nature of such information and are directed by the Company to treat such information confidentially.  The obligation of the Company and its affiliates to hold such information in confidence shall be satisfied if they exercise the same care with respect to such information as they would take to preserve the confidentiality of their own similar information.  If this Agreement is terminated, the Company and its affiliates will, and will use best efforts to cause their respective officers, directors, employees, accountants, counsel, consultants, advisors and agents to, destroy or deliver to VPI, upon request, all documents and other materials, and all copies thereof, obtained by the company and its affiliates or on their behalf from VPI in connection with this Agreement that are subject to such confidence.

Section 6.04    Covenants of Both Parties.  Each party hereto agrees that:

(a)  Best Efforts.  Subject to the terms and conditions of this Agreement, each of the parties hereto agrees (i) to use its best efforts to take, or cause to be taken, all actions, and to do, or cause to be done, all things necessary, proper or advisable under applicable laws and regulations to consummate and make effective the transactions contemplated by this Agreement, and (ii) to execute and deliver such other documents, certificates, agreements and other writings and to take such other actions as may be necessary or desirable in order to consummate or implement expeditiously the transactions contemplated by this Agreement.

(b) Certain Filings.  Each of the parties will cooperate with one another (i) in determining whether any action by or in respect of, or filing with, any Governmental Entity is required or any actions, consents, approvals or waivers are required to be obtained from parties to any material contracts, in connection with the transactions contemplated by this Agreement,  and (ii) in taking such actions or making any such filings, furnishing information required in connection therewith and seeking timely to obtain any such actions, consents, approvals or waivers.

Notwithstanding any other provision in this Agreement, including the immediately preceding paragraph, all filings with the Securities and Exchange Commission after December 31, 2010 (“Post-Closing Filings”) and any audits of financial statements that may be required in connection therewith shall be the financial responsibility of VPI, and neither VFC nor its owners after the Closing shall have financial or other obligations with respect to such filings or audits, except for cooperating with regard to the provision of information needed for disclosure purposes. Post-Closing Filings shall include (i) ongoing periodic reports, proxy statements and current reports in the regular course, and (ii) all filings that may be required in connection with this Agreement and the related transactions, including any current report on Form 8-K and any report pursuant to Rule 14f-1.

(c)  Public Announcements. Before any party releases any information concerning this Agreement or any of the other transactions contemplated hereby or in connection herewith which is intended for or may result in public dissemination thereof, it shall cooperate with the other parties, shall furnish drafts of all documents or proposed oral statements to the other parties for comment, and shall not release any such information without the written consent of the Company (in the case of release by VPI) or VPI (in the case of releases by the Company or the Company Members).  Nothing contained herein shall prevent a party from releasing any information if required to do so by applicable law or regulation.

(d)  Notices.  Each of the parties shall give prompt notice to the other parties of: (a) any notice of, or other communication relating to, a default or event which, with notice or the lapse of time or both, would become a default, received by it or any of its subsidiaries subsequent to the date of this Agreement and prior to the Closing, under any agreement, indenture or instrument material to the financial condition, properties, businesses or results of operations of it and its subsidiaries, taken as a whole, to which it or any of its subsidiaries is a party or is subject; (b) any notice or other communication from any third party alleging that the consent of such third party is or may be required in connection with the transactions contemplated by this Agreement, which consent, if required, would breach the representations contained in Articles III, IV or V; and (c)  any other material fact or occurrence or any pending or threatened material occurrence of which it obtains knowledge and which (if existing and known at the date of the execution of this Agreement) would have been required to be set forth or disclosed in or pursuant to this Agreement, which (if existing and known at any time prior to or at the Closing) would make the performance by any party of a covenant contained in this Agreement impossible or make such performance materially more difficult than in the absence of such fact or occurrence, or which (if existing and known at the time of the Closing) would cause a condition to any party’s obligations under this Agreement not to be fully satisfied.

ARTICLE VII
CONDITIONS

Section 7.01    Conditions to Each Party's Obligation.  The obligation of each party to consummate the Closing is subject to the satisfaction of the following conditions:

(a)  All authorizations, consents, orders or approvals of, or declarations or filings with, or expirations or terminations of waiting periods imposed by, any Governmental Entity, and all required third party consents, shall have been filed, occurred or been obtained.

(b)  No statute, rule, regulation, executive order, decree or injunction shall have been enacted, entered, promulgated or enforced by any court or governmental authority which prohibits the consummation of the Closing and shall be in effect.

Section 7.02    Conditions to Obligation of VPI.  The obligation of VPI to consummate the Closing is subject to the satisfaction of the following further conditions:

(a) The representations and warranties of the Company and the Company Members set forth in this Agreement shall be true and correct as of the date of this Agreement, and shall also be true in all material respects (except for such changes as are contemplated by the terms of this Agreement and such changes as would be required to be made in the exhibits to this Agreement if such schedules were to speak as of the Closing Date) on and as of the Closing Date with the same force and effect as though made on and as of the Closing Date, except if and to the extent any failures to be true and correct would not, in the aggregate, reasonably be expected to have a Material Adverse Effect of the Company.

(b)  The Company and the Company Members shall have performed in all material respects all obligations required to be performed by them under this Agreement at or prior to the Closing Date.

(c)  VPI shall have a received a certificate signed by a member of the Company confirming Section 7.02(a) and (b).

(d)   VPI shall have received resolutions duly adopted by the Company Members approving the execution and delivery of this Agreement and all other necessary or proper organizational action to enable the Company to comply with the terms of this Agreement.

Section 7.03    Conditions to Obligations of the Company and Company Members.  The obligations of the Company and the Company Members to consummate the Closing are subject to the following further conditions:

(a)  The representations and warranties of VPI set forth in this Agreement shall be true and correct as of the date of this Agreement, and shall also be true in all material respects (except for such changes as are contemplated by the terms of this Agreement and such changes as would be required to be made in the exhibits to this Agreement if such schedules were to speak as of the Closing Date) on and as of the Closing Date with the same force and effect as though made on and as of the Closing Date.

(b)  VPI shall have performed in all material respects all obligations required to be performed by it under this Agreement at or prior to the Closing Date.

(c)  The Company shall have a received a certificate signed by the President of VPI confirming Section 7.03(a) and (b).

(d)  The Company shall have received (i) resolutions duly adopted by the Board of Directors of VPI approving the execution and delivery of this Agreement and all other necessary or proper corporate action to enable VPI to comply with the terms of this Agreement..

(e)  VPI shall have made all filings, and taken all actions, necessary to comply with all reporting requirements under federal and state securities laws (including without limitation, applicable “blue-sky” laws with regard to the issuance of VPI Shares as contemplated by this Agreement) other than the filing of Form D up to 15 days following the Closing.

(f) VPI shall have received the resignations: (a) of all of its officers, effective as of the Closing and (b) of Garabed Khatchoyan and Gordon Knott as members of its Board of Directors, effective 11 days after VPI mails the stockholders of VPI an Information Statement pursuant to Section 14(f) of the Exchange Act and Rule 14f-1 thereunder reflecting the changes in the composition of VPI’s Board of directors contemplated by this Agreement.

ARTICLE VIII
TERMINATION AND AMENDMENT

Section 8.01    Termination.  This Agreement may be terminated at any time prior to the Closing Date:

(a)  by mutual consent of the Company and VPI;

(b)  by either the Company or VPI if the Closing shall not have been consummated before December 31, 2010 (unless the failure to consummate the Closing by such date shall be due to the action or failure to act of the party seeking to terminate this Agreement); or

(c)   by either the Company or VPI if (i) the conditions to such party's obligations shall have become impossible to satisfy or (ii) any permanent injunction or other order of a court or other competent authority preventing the consummation of the Closing shall have become final and non-appealable.

Section 8.02    Effect of Termination.  In the event of the termination and abandonment of this Agreement pursuant to Section 8.01 hereof, this Agreement shall forthwith become void and have no effect, without any liability on the part of any party hereto or its affiliates, directors, officers or stockholders, other than the provisions of Sections 6.01(d) and 6.02(c).  Nothing contained in this Section 8.02 shall relieve any party from liability for any breach of this Agreement.

Section 8.03    Amendment.  This Agreement may not be amended except by an instrument in writing signed on behalf of each of the parties hereto.

Section 8.04    Extension; Waiver.  At any time prior to the Closing Date, the parties hereto may, to the extent legally allowed, (i) extend the time for the performance of any of the obligations or other acts of the other parties hereto, (ii) waive any inaccuracies in the representations and warranties contained herein or in any document delivered pursuant hereto and (iii) waive compliance with any of the agreements or conditions contained herein. Any agreement on the part of a party hereto to any such extension or waiver shall be valid only if set forth in a written instrument signed on behalf of such party.

ARTICLE IX
MISCELLANEOUS

Section 9.01    Entire Agreement; Assignment.  This Agreement (a) constitutes the entire agreement and supersedes all prior agreements and understandings, both written and oral, among the parties with respect to the subject matter hereof (other than any confidentiality agreement between the parties; any provisions of such agreements which are inconsistent with the transactions contemplated by this Agreement being waived hereby) and (b) shall not be assigned by operation of law or otherwise.

Section 9.02    Non-Survival of Representations and Warranties.  The covenants, agreements, representations and warranties of the parties hereto contained in this Agreement or in any certificate or other writing delivered pursuant hereto or in connection herewith shall not survive the Closing.    This Section 9.02 shall not limit any claim for fraud or any covenant or agreement of the parties which by its terms contemplates performance after the Closing Date.

Section 9.03    Expenses.  Whether or not the transactions contemplated in this Agreement are consummated, all costs and expenses incurred in connection with this Agreement and the transactions contemplated hereby, will be paid by the party incurring such expense or as otherwise agreed to herein; provided, however, that the Company agrees to reimburse VPI for reasonable legal attorneys’ fees incurred in connection with the Agreement up to a maximum of $10,000.

Section 9.04    Notices.  Any notice or other communication required or permitted to be given hereunder shall be in writing and shall be mailed by certified mail, return receipt requested or by the most nearly comparable method if mailed from or to a location outside of the United States or by Federal Express, Express Mail, or similar overnight delivery or courier service or delivered (in person or by facsimile, email, or similar telecommunications equipment) against receipt to the party to which it is to be given at the address of such party set forth in the signature pages to this Agreement (or to such other address as the party shall have furnished in writing in accordance with the provisions of this Section 9.04.  Any notice or other communication given by certified mail (or by such comparable method) shall be deemed given at the time of certification thereof (or comparable act), except for a notice changing a party's address which will be deemed given at the time of receipt thereof.  Any notice given by other means permitted by this Section 9.04 shall be deemed given at the time of receipt thereof.

Section 9.05    Parties in Interest.  This Agreement will inure to the benefit of and be binding upon the parties hereto and the respective successors and assigns.  Nothing in this Agreement is intended to confer, expressly or by implication, upon any other person any rights or remedies under or by reason of this Agreement.

Section 9.06    Counterparts.  This Agreement may be executed in two or more counterparts, each of which will be deemed an original and all together will constitute one document.  The delivery by facsimile of an executed counterpart of this Agreement will be deemed to be an original and will have the full force and effect of an original executed copy.

Section 9.07   Severability.  Any provision of this Agreement that is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof, and any such prohibition or unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.

Section 9.08    Headings.  The Article and Section headings are provided herein for convenience of reference only and do not constitute a part of this Agreement and will not be deemed to limit or otherwise affect any of the provisions hereof.

Section 9.09    Governing Law.  This Agreement will be deemed to be made in and in all respects will be interpreted, construed and governed by and in accordance with the law of the State of Nevada without regard to any applicable principles of conflicts of law.

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IN WITNESS WHEREOF, the parties hereto have executed and delivered this Agreement in a manner legally binding upon them as of the date first above written.

VINYL PRODUCTS, INC.

By
Name:
Title:
Address:

BRACKIN O’CONNOR LLC

By
Name:
Title:
Address:

COMPANY MEMBERS:

Name: Doug Brackin
Address:

Name: Joy L. Brackin
Address:

SCHEDULE A

Company Member	Company Interest Owned	VPI Share to be Issued

Doug Brackin	50%	10,000,000

Joy L. Brackin	50%	10,000,000

Schedule 4.08 to Company Disclosure Schedule

1)	2009 Ford truck, Econoline wagon vin# 1FBNE31L09DA22396
2)	Sunrise bank acct#108011687